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                                   EXHIBIT 12

       COMPUTATION OF RATIO OF INCOME TO FIXED CHARGES AND PREFERRED STOCK
                             DIVIDEND REQUIREMENTS

                                                              SEPTEMBER 30,                      SEPTEMBER 30,
                                                          2001              2000             2001            2000
                                                      ---------------------------------------------------------------
Net income                                            $   2,282,195     $   2,099,341     $  842,135     $   701,210
Fixed charges:
Income before fixed charges                           $   2,282,195     $   2,099,341     $  842,135     $   701,210
Fixed charges, as above
Preferred stock dividend requirements                 $   1,350,675     $   1,350,675     $  450,225     $   450,225
Fixed charges including preferred
  stock dividends                                     $   1,350,675     $   1,350,675     $  450,225     $   450,225
Ratio of income to fixed charges and
  preferred stock dividend requirements                        1.69              1.55           1.87            1.56
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